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                                  THE HARTFORD

                        HARTFORD LIFE INSURANCE COMPANY
                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089

                 GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER

This rider is issued as part of the Contract to which it is attached, and is effective on the Rider Effective Date. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract. This rider has no cash surrender value. This rider provides that on the Rider Maturity Date, your rider benefit will not be less than the Guaranteed Minimum Accumulation Benefit (GMAB).

DEFINITIONS

Initial capitalized terms that are not defined in this rider shall have the same meaning as those in Your Contract.

     [CONVERSION BONUS -- Any portions of the Contract Value, up to amount equal to the Guaranteed Minimum Accumulation Benefit, contributed into the Other Account(s) after the Rider Maturity Date but prior to the [11th] Contract Anniversary following the Rider Effective Date, will receive an increased Personal Pension Account Maximum Guaranteed Payout Purchase Rate. The Personal Pension Account Maximum Guaranteed Payout Purchase Rate will be [20%] greater than the then current Personal Pension Account Maximum Guaranteed Payout Purchase Rate.]

     MAXIMUM RIDER ISSUE AGE -- No Contract Owner or Annuitant may be [81] years old or older on the Rider Effective Date.

     OTHER ACCOUNT(S) -- Any investment vehicle(s) offered and authorized by Us that We designate by rider from time-to-time. Other Account(s) excludes the Sub-Account(s) and Fixed Account, if applicable.

     PARTIAL SURRENDER -- Any withdrawal of Contract Value which may be subject to charges, if applicable.

     RIDER EFFECTIVE DATE -- The later of the Contract Issue Date or the date that this rider becomes part of Your Contract.

     RIDER MATURITY DATE -- The date on which We will apply an adjustment to your Contract Value, if any. The Rider Maturity Date is the [10th] Contract Anniversary from the Rider Effective Date.

     TRANSFER LIMIT -- An amount used to determine the change in the GMAB following a Transfer to Other Account(s) in any Contract Year.

GUARANTEED MINIMUM ACCUMULATION BENEFIT (GMAB)

If the Rider Effective Date is the Contract Issue Date, then Your initial GMAB is [100%] of the Premium Payments received within [12] months from the Rider Effective Date.

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If the Rider Effective Date is after the Contract Issue Date, then Your initial
GMAB is [100%] of the Contract Value as of the Rider Effective Date, plus [100%] of any subsequent Premium Payments received within [12] months from the Rider Effective Date.

Your GMAB is calculated without deduction for sales charges, if any. Your GMAB will be increased by [100%] of Transfers from Other Account(s) that are received within [12] months from the Rider Effective Date.

The GMAB will be set and reset under the following circumstances:

    a)  On the Rider Effective Date;
    b) When subsequent Premium Payments are received within [12] months of the Rider Effective Date;
    c) When transfers from Other Account(s) are received within [12] months of the Rider Effective Date;
    d)  When a Partial Surrenders has been made; and/or
    e)  When a Transfer to Other Account(s) has been made.

We reserve the right to limit Your GMAB to [$5,000,000].

TRANSFER LIMIT

Prior to the Rider Maturity Date, the Transfer Limit is used to determine the change in the GMAB following a Transfer to Other Account(s) in any Contract Year. The Transfer Limit will equal [5%] of the GMAB at each Contract Anniversary. The terms of this rider shall prevail in the event of a conflict between the terms of this rider and any other concurrent rider with respect to the Transfer Limit.

Your Transfer Limit will be set and reset under the following circumstances:

    a)  On the Rider Effective Date;
    b)  On the Contract Anniversary;
    c)  When a subsequent Premium Payment has been made;
    d)  When a Transfer to Other Account(s) has been made;
    e)  When a Transfer from Other Account(s) has been made; and/or
    f)  When there is a change in Ownership or Spousal Continuation.

PARTIAL SURRENDERS & TRANSFERS

1. If You take a Partial Surrender prior to the Rider Maturity Date, Your GMAB will be reduced by applying the following factor:

            1 -  (A/B) where:

                 A  =   The amount of the Partial Surrender; and
                 B  =   Contract Value immediately prior to the Partial
                        Surrender.

2. If You Transfer to Other Account(s) prior to the Rider Maturity Date, Your GMAB will be reduced based on the following considerations:

    a) For cumulative Transfer(s) to Other Account(s) in a Contract Year that are equal to or less than the Transfer Limit, We will reduce Your GMAB by the dollar amount of the transfer.

    b) For any Transfer(s) to Other Account(s) in a Contract Year that exceeds the Transfer Limit, We will reduce Your GMAB by the following factor with respect to that portion of Your Transfer(s) to Other Account(s) that exceeds the Transfer Limit:

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            1 -  (A/(B-C)) where:

                 A  =   The amount of the Transfer(s) to Other Account(s) during
                        the Contract Year in excess of the Transfer Limit;
                 B  =   Contract Value immediately prior to the Transfer(s) to
                        Other Account(s); and
                 C  =   The Transfer Limit, less any prior Transfer(s) to Other
                        Account(s) during the Contract Year. If C results in a negative number, C becomes zero.

             For any additional Transfer(s) to Other Account(s) in a Contract Year, where the sum of all prior Transfer(s) to Other Account(s) exceed the Transfer Limit, We will reduce Your GMAB by the following factor:

            1 -  (A/B) where:

                 A  =   The amount of the Transfer(s) to Other Account(s); and
                 B  =   Contract Value immediately prior to the Transfer(s) to
                        Other Account(s).

    c) Any remaining available Transfer Limit during a Contract Year may not be carried over to future Contract Years.

RIDER MATURITY DATE

On the Rider Maturity Date, We will compare Your Contract Value with the GMAB. If the GMAB is greater than Your Contract Value, then We will apply a one-time adjustment to Your Contract Value equal to the difference between Your Contract Value and GMAB. This one-time adjustment will be distributed among the various Sub-Accounts and the Fixed Account, if applicable, in which Your Contract Value is then allocated, on a pro-rata basis. If on the Rider Maturity Date Your Contract Value is greater than the GMAB, then there will be no adjustment to Your Contract Value. This rider will then terminate without notice.

SPOUSAL CONTINUATION

The following are the effects of an Ownership Change if Your spouse continues the Contract under the "Spouse Beneficiary" provision of the Contract, if applicable:

    1. If the age of the new Contract Owner is greater than the Maximum Rider Issue Age on the effective Valuation Day of the Spousal Continuation, We will terminate this rider. The Rider Charge will not be assessed on the termination date and will no longer be assessed thereafter.

    2. If the age of the new Contract Owner is less than or equal to the Maximum Rider Issue Age on the effective Valuation Day of the Spousal Continuation, then either (a) or (b) will apply as follows:

            a) If this rider is not currently available for sale, We will terminate this rider. The Rider Charge will not be assessed on the termination date and will no longer be assessed thereafter; or

            b) If this rider is currently available for sale, We will continue the then existing rider with respect to all benefits, at the Rider Charge that is then currently being assessed. The GMAB will not change. The Rider Maturity Date will not change.

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OWNERSHIP CHANGE

Any Contract change before the Annuity Commencement Date which causes a change in the ownership will result in the recalculation or termination of the benefits provided under this rider. The following are the effects of a change in ownership:

    1. If the oldest Contract Owner(s) after the Ownership Change is greater than the Maximum Rider Issue Age on the effective Valuation Day of the Ownership Change, We will terminate this rider. The Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter.

    2. If the age of the oldest Contract Owner(s) on the effective Valuation Day of the Ownership Change is less than or equal to the Maximum Rider Issue Age the following options apply:

        a) Ownership Changes within the first [6] months from the Contract Issue Date will not cause a recalculation of the benefits under this Rider. The GMAB will not change. The Rider Maturity Date will not change.

        b) Ownership Changes after the first [6] months from the Contract Issue Date will cause a recalculation of the benefits under either
            (i) or (ii):

            i) If this rider is not currently available for sale We will terminate this rider. The Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter; or

            ii) If this rider is currently available for sale, We will continue the then existing rider with respect to benefits at the Rider Charge that is then currently being assessed. The GMAB will be recalculated to equal the lesser of the Contract Value or the then current GMAB, on the effective Valuation Day of the Ownership Change. The Rider Maturity Date will not change.

If this rider is continued following an Ownership Change, the Transfer Limit will be reset based on the GMAB as of the effective Valuation Day of the Ownership Change.

INVESTMENT RESTRICTIONS

You must continuously comply with the following investment restrictions (Investment Restrictions) in order to receive rider benefits.

    1. Unless We agree otherwise, until the Rider Maturity Date, You must invest, reinvest and rebalance Your Contract Value (including future investments) within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s) approved and designated by Us that correspond with the rider version chosen on the Rider Effective Date, as the same may be amended, replaced or substituted from time to time by Us in our sole discretion.

    2. We reserve the right to add, replace or substitute approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s). We reserve the right to remove, close or restrict any approved asset allocation model(s), investment program(s), Sub-Account(s), investment program(s) or Other Account(s) to new or subsequent investments.

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    3.  Any failure or refusal to promptly invest, maintain, reallocate and/or reinvest Your Contract Value within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s), as the same may be amended, replaced or substituted from time to time, shall be deemed to be a violation of these Investment Restrictions unless waived by Us in our sole discretion. For the purposes of the foregoing, "promptly" shall mean [5] business days after posting notice of a directive to invest, maintain, reallocate and/or Contract Value as aforesaid.

    4. Any and all Sub-Account transfers required to ensure Your compliance with these Investment Restrictions shall not be used in determining the number of permissible transfers allowed during that Contract Year.

    5. If You violate any of the terms of these Investment Restrictions, including a refusal to reallocate Your investments as set forth above, We will assess a pro-rated share of the Rider Charge and will no longer assess a Rider Charge thereafter.

    6. Notwithstanding anything possibly to the contrary, in the event of a conflict between these Investment Restrictions and those imposed by any other rider, the Investment Restrictions described in this rider shall prevail.

    7. By electing the rider, You hereby irrevocably agree and consent to Our sharing with Our affiliates and designees personal data regarding Your elections hereunder, including, but not limited to, Your Contract Value, asset allocation model, investment program, partial surrenders, and lapsation data. You direct Us to share any such data to the extent that We believe necessary or desirable for Us to do so in order for Us or an affiliate or designee of Ours to properly to manage any of our guarantee obligations or any Sub-Account available hereunder.

    8. Notwithstanding anything to the contrary within Your Contract, prior to the Rider Maturity Date, You must obtain Our prior approval to make any Premium Payments after the [1st] Contract Anniversary after the Rider Effective Date. Notwithstanding anything possibly to the contrary within Your Contract, prior to the Rider Maturity Date, We will not accept any subsequent Premium Payments in excess of [$100,000] in the aggregate during any Contract Year without Our prior approval.

MINIMUM AMOUNT RULE

Notwithstanding anything to the contrary in Your Contract, if Your Contract Value is reduced below Our minimum amount rules in effect on a particular Valuation Day, the following will occur:

    1.  Your Contract Value will be liquidated; and

    2. The Contract and all its riders, including this rider, shall terminate and no rider benefits shall be paid on account of such termination.

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REVOCATION/TERMINATION

At anytime following the earlier of Spousal Continuation or the [5th] Contract Anniversary after the Rider Effective Date, You may elect to revoke this rider. The Contract Value will not be adjusted to equal the GMAB and the rider will terminate.

We may terminate this rider based on the following events or circumstances:

       (a)   Upon the Rider Maturity Date;
       (b)   You assign the Contract or any of Your rights;
       (c)   You or any subsequent Contract Owner violate the Issuance Rules;
       (d)   You violate the Investment Restrictions;
       (e)   Your Contract Value falls below our Minimum Amount Rule;
       (f)   You violate the terms of the Contract or any other rider;
       (g) You ask for an ownership change in violation of the rider's restrictions;
       (h) You ask for Spousal Continuation in violation of the rider's restrictions;
       (i)   There is a full surrender of your Contract; and/or
       (j)   A death benefit becomes payable on Your Contract.

If We terminate the rider, it cannot be re-elected by You or another Contract Owner or Annuitant.

On the date this rider is terminated, a prorated portion of the Rider Charge will be assessed, and will no longer be assessed thereafter if events (a) through (h) occur. You are not entitled to any cash surrender value associated with this rider upon revocation or termination of this rider.

CONTRACT AGGREGATION

For purposes of determining the guaranteed benefits under this rider, We reserve the right to treat one or more deferred variable annuity contracts issued by Us (or Our affiliates) to You with this rider attached as one contract.

ISSUANCE RULES

This rider is not available if any Contract Owner or Annuitant is older than the Maximum Rider Issue Age on the Rider Effective Date.

You must elect an optional guaranteed minimum death benefit then issued by Us in order to select this rider. A termination of any such guaranteed minimum death benefit rider shall be considered to be a termination of this rider.

If the Rider Effective Date is after the Contract Issue Date, then the period between the Rider Effective Date and Your next Contract Anniversary will constitute a Contract Year for purposes of determining the Rider Maturity Date.

ASSIGNMENT

Notwithstanding anything herein or within Your Contract possibly to the contrary, neither the Contract (including this rider) nor any of Your rights and benefits hereunder may be assigned, pledged or securitized.

RIDER CHARGE

The Rider Charge will never be less than the minimum Rider Charge of [0.50%] nor exceed the maximum Rider Charge of [3.00%]. The Rider Charge will be assessed on each Contract Anniversary based on Your GMAB. The Rider Charge may increase or decrease each Contract Anniversary beginning with the first Contract Anniversary subject to the limitations above. The Rider Charge will be deducted on a prorated basis from the Sub-Account(s).

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If the Rider Effective Date is after the Contract Issue Date, the period between the Rider Effective Date and the next Contract Anniversary will constitute the first Contract Year. The charge for this Contract Year will be prorated based on the number of days between the Rider Effective Date and the next Contract Anniversary.

If this rider is revoked or terminated on any date other than the Contract Anniversary, We will deduct a prorated portion of the Rider Charge from Your Contract Value from the amount otherwise payable as stated in the Revocation/Termination section of this rider. The prorated portion of the Rider Charge is equal to the Rider Charge percentage multiplied by the GMAB prior to the revocation or termination, multiplied by the number of days since the last Contract Anniversary, divided by 365.

The Rider Charge will no longer be assessed upon any of the following events:

       (a) the next Contract Anniversary following the Rider Maturity Date, and thereafter;
       (b)   the Annuity Commencement Date; or
       (c)   upon the death of a Contract Owner or Annuitant.

Signed for HARTFORD LIFE INSURANCE COMPANY

     [ /s/ David N. Levenson                /s/ Donald C. Hunt
     --------------------------------       --------------------------------
     DAVID N. LEVENSON, PRESIDENT           DONALD C. HUNT, SECRETARY ]

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